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                                                                    EXHIBIT 10.1
                          CONTRACT OPERATING AGREEMENT

         This Contract Operating Agreement (this "Agreement") is entered into effective as of the 1st day of June, 1998, and is by and between VISTA RESOURCES, INC., whose address is 550 West Texas Avenue, Suite 700, Midland, Texas 79701 ("Contractor"), and MIDLAND RESOURCES OPERATING COMPANY, INC., whose address is 616 FM 1960 West, Suite 600, Houston, Texas 77090 (including it parent and affiliated companies "Owner").

1. Effective as of June 1, 1998, Contractor, as an independent contractor, agrees to provide contract operating services for all of the operated wells, leases, and related facilities of Owner now owned or hereinafter acquired during the term of this Agreement (the "Properties"). Contractor shall perform such duties and services hereunder as and to the extent requested by Owner; provided such duties and services are customarily performed by contract operators in the usual course of producing and maintaining oil and gas wells including the following:

      o  pumper services
      o  field foreman assistance
      o  engineering supervision and analysis
      o  geological review and analysis
      o  land and legal review and analysis
      o  accounting and production reporting assistance

2. It is understood and agreed that Owner shall remain the operator of record with the Texas Railroad Commission ("RRC") and other relevant state and federal agencies such as the General Land Office, University Lands Department, Texas Office of the Comptroller, the Department of Energy and the Environmental Protection Agency. Accordingly, all reports and filings made with such agencies shall be the responsibility of, and shall be made by, Owner with such assistance from Contractor as Owner reasonably requests. Likewise all accounting and production reporting functions (including, without limitation, all revenue tracking and distribution, joint interest billing, payable and receivable functions and state production and tax reporting) shall remain the responsibility of, and shall be accomplished by, Owner with such assistance from Contractor as Owner reasonably requests.

1. Owner shall pay Contractor for the work so performed and services provided hereunder as follows:

      o For pumper and field foreman services - on an actual cost basis for all direct costs and expenses incurred by Contractor hereunder for such employees (based on allocating the cost and expense of such employees over the Properties on a well by well basis).
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      o  Engineering and supervision charges for specific projects (i.e., engineering or geological studies) or specific property related procedures (i.e., well site work in connection with workovers, recompletions, drilling activities, completions or major facilities work) shall be pre-approved by Owner and shall be charged by Contractor to Owner at the rate of Four Hundred Dollars ($400.00) per day (with a half day minimum charge, plus reimbursement for actual out of pocket direct expenses incurred) for each Vista employee engaged by Owner to provide such services.

      o For general and administrative services provided hereunder by Contractor to Owner (including, without limitation, office space, telephone, fax, office supplies and copying services provided to Owner by Contractor) Contractor shall charge Owner a fixed charge of $1,500 per month through October 1998. From and after November 1, 1998, such charge shall be increased from $1,500 to $3,000 per month. Any general and administrative assistance requested by Owner over and above the limited services contemplated in this subparagraph shall be billed on agreed upon hourly rates for the number and type of Contractor employees requested by Owner.

      o For all services rendered by Contractor for the benefit of Owner and not generally described above or not specifically contemplated at the time of the signing of this Agreement, Contractor and Owner agree to work with each other in good faith to establish a fair compensation for such services on a case by case basis.

 Contractor shall submit detailed invoices for all services rendered hereunder monthly on or before the last day of each succeeding calendar month and Owner will remit payment within 15 business days of receipt of each proper invoice.

4. Contractor shall not be liable for any losses or damages sustained to any of the Properties of Owner caused by any fire, storm, flood, explosion, theft or other cause whatsoever unless such loss is the result of the willful or grossly negligent act of Contractor or its employees. Owner shall, at its sole cost and expense, make all repairs and do any reconditioning necessary of the Properties as it deems necessary to the operations of the Properties. Contractor shall make such minor mechanical adjustments and repairs as are ordinarily performed by a contract operator in the course of his regular duties, but Owner shall furnish, at its expense, all material and equipment required therefor. Contractor shall promptly notify Owner of the need for any repairs, replacements, servicing or reconditioning which may be or become necessary in connection with the Properties.

1. Contractor will cause to be issued and maintained a current Certificate of Insurance with Owner at all times during the term of this Agreement with such Certificate of Insurance evidencing the insurance coverages and amounts as set out on Exhibit A hereto.





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2.  It is understood and agreed that Contractor is acting solely as an independent contractor under this Agreement. Accordingly, this Agreement is not intended to create, and shall not be construed as creating, any assignment, assumption or transfer by Owner of any liabilities or potential liabilities to Contractor, and Contractor expressly does not assume any such liabilities. This Agreement shall not be considered as creating a partnership or employee/employer relationship between Contractor and Owner.

7. At all times during the term of this Agreement, Contractor, its management, supervisory and support staff, and any third party consultants engaged by Contractor, shall have complete and total access to all books, files and records of Owner, including, without limitation, all accounting, tax and financial records; lease, land, division order and contract files and records; well, production and operations files, data and information; geological and geophysical files, data, and information; reserve and engineering files, data and information; and all other files, data and information within the possession or control of Owner and in any way relating to the Properties ("Owner Files and Records"). Owner authorizes Contractor to communicate with all accountants, auditors, attorneys, consultants and other parties who have heretofore performed or who may hereafter perform services for and on behalf of Owner to obtain from such parties copies of any Owner Files and Data which Contractor deems necessary or advisable to obtain in order to effectively perform the services contemplated hereunder. At any time during the term of this Agreement Contractor shall have the power and authority to transfer or cause the transfer of the originals of the Owner Files and Data to its premises in Midland, Texas; provided that Owner shall have complete access thereto at all times during business hours. Upon termination of this Agreement (if the merger between Owner and Vista Resources Partners, L.P. as contemplated by that certain Agreement and Plan of Merger dated May 22, 1998 has not occurred at such time), upon Owner's request, Contractor shall return the originals of the Owner Files and Data to Owner.

8. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, excluding any choice-of-law provisions thereof.

1. This Agreement shall continue through October 31, 1998 unless otherwise terminated by the agreement of both parties hereto. After October 31, 1998 this Agreement shall continue on a month-to-month basis unless terminated by either party upon prior written notice of termination. If such notice of termination is received by the other party then this Agreement shall terminate on the first day of the next succeeding month after the lapse of 30 days from the date of receipt of the notice of termination.





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9.  All written correspondence and communication shall be sent by first class
    U.S. mail, telecopier or hand/overnight delivery as follows:

         IF TO CONTRACTOR:

         Vista Resources, Inc.
         550 West Texas Avenue, Suite 700
         Midland, Texas 79701
         Attention: Mr. Steve Gray
         FAX (915) 688-0589

         IF TO OWNER:

         Midland Resources Operating Company, Inc.
         c/o Mr. Robert R. Donnelly, President
         415 West Wall, Suite 1415
         Midland, Texas 79701
         FAX (915) 683-6295


         EXECUTED effective as of the date set out above.




OWNER:                                             CONTRACTOR:

MIDLAND RESOURCES OPERATING                        VISTA RESOURCES, INC.
COMPANY, INC.




By:                                                By:
   -----------------------------                      ----------------------
   Robert R. Donnelly, President                      C. Randall Hill, CEO





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                                   EXHIBIT A


CERTIFICATE OF INSURANCE






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